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                                                                  EXHIBIT 10.5

                          REAL ESTATE PURCHASE CONTRACT
                               AND DEPOSIT RECEIPT




1. OFFER TO PURCHASE: Purchaser hereby offers to purchase the Property described below, for the price and upon the terms and conditions set forth herein.

2.      PARTIES:
        JPI XI, L.P., a California limited partnership, is referred to herein as "Seller." Pacific Gulf Properties Inc. is referred to herein as "Purchaser."

3. PROPERTY DESCRIPTION: That certain property located in the County of Sacramento, and State of California, described as follows: approximately 221,300 square feet of industrial buildings with addresses of 9881 - 9969 Horn Road.

        APN Number:  077-0330-052/53/54/55/55/57/63/64/65/66/67/68

        The above described property, including all rights, title and interest, remainder easements, development rights, rights of way and other rights appurtenant and/or of benefit thereto, is described herein as the "Property."

        The "Property" shall also include (a) all tangible personal property owned by Seller located on or in or used in connection with the Property as of the date hereof and as of closing (the "Tangible Personal Property"); (b) all intangible personal property now or hereafter owned by Seller in connection with the Property, including, without limitation, the right use the name "Horn Road Business Complex" and any other trade name now used in connection with the Property (the "Intangible Personal Property"); (c) all leases, rental agreements and other agreements for the use or occupancy of the Property or any portion thereof (the "Leases"); and (d) to the extent approved by Purchaser all service, utility and other agreements and contracts relating to the use and operation of the Property (the "Assigned Contracts"). The Tangible Personal Property, Intangible Personal Property, Leases and Assigned Contracts are collectively referred to as the "Personal Property".

4. PURCHASE PRICE: The Purchase Price shall equal the difference between Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000) and the outstanding principal balance of the Existing Loan (as that term is defined in Section 6 of this Contract).

5. INITIAL DEPOSIT: This Contract is expressly contingent upon receipt of the Initial Deposit from Purchaser, in the form of a check made payable to First American Title, 1860 Howe Avenue, #120, Sacramento, CA (hereinafter referred to as "Escrow Holder") in the amount of One Hundred Thousand ($100,000)Dollars, as follows:

        _________ hereby received from Purchaser [or]
           X    shall be delivered to Escrow Holder no later than 5:00 PM three
        -------- (3) business days from mutual execution of the Contract; and if the deposit is not so delivered, this Contract shall become null and void.

        The deposit shall be held by First American Title Insurance Company in an interest bearing account pursuant to separate written instructions from Purchaser. All interest accrued on the deposit shall be for the Purchaser's account alone. The deposit (and such interest thereon as Purchaser may direct), shall be applied toward the purchase price at close of escrow.

6. EXISTING LOAN: This Purchase Contract is expressly conditioned upon Purchaser's assumption of the existing note and the first Deed of Trust and Assignment of Rents in favor of Ameritas Life Insurance Company ("Lender"), the outstanding balance being approximately $2,890,000.00, payable in monthly installments of $25,000.00, including interest at the rate of 7.95% (fixed), all due and payable February 1, 2006 (the "Existing Loan"). Within five (5) days of mutual execution of this Contract, Purchaser shall submit to Lender and/or its loan servicing agent (Mason McDuffie Financial Corporation), the information required by Lender to obtain Lender's consent. Any fees or costs associated with the loan assumption shall be Purchaser's obligation.

7. TITLE REPORT AND ESCROW INSTRUCTIONS: Upon mutual execution hereof and delivery of the initial Deposit as set forth herein, Broker shall order a Preliminary Title Report regarding the Property from Escrow Holder and shall establish escrow with Escrow Holder. Upon receipt of the Preliminary Title Report, including full copies of all exceptions set forth therein including but not limited to covenants, conditions and restrictions (CC&Rs), reservations, easements, rights and rights of way of record, liens, and other matters of record, and a current Alta Survey on the Property in a form acceptable to Purchaser, Purchaser shall have thirty (30) calendar days in which to approve or disapprove of said Report and secure a commitment from the title company in a form required by Section 10 of the Contract, including any endorsements reasonably required by Purchaser, provided, that if Purchaser fails to disapprove said Report in writing within such time, then Purchaser shall be conclusively deemed to have approved thereof. The provisions of this Contract shall constitute joint escrow instructions to the escrow holder; provided, that the parties shall execute such further or additional escrow instructions as requested by Escrow Holder not in conflict with this Contract except as agreed to by Seller and Purchaser.

8. CLOSE OF ESCROW AND DELIVERY OF POSSESSIONS: Closing shall occur within fifteen (15) days after the end of the Due Diligence Period. Time is of the essence of this Contract. Possession of the Property shall be delivered to Purchaser on the date of close of escrow unless otherwise provided herein. On or before close of escrow Seller shall supply to Purchaser keys to all lockable doors, compartments, systems, closets, and alarms on the Property in Seller's possession and to the extent that they are in the Seller's possession, the following: original leases and tenant files and the original of any assigned contract, originals of all licenses, permits and variances, and certificates of occupancy for all occupied space within the property, notices to the tenants of the occurrence of the sale of the property in the form approved by Purchaser. A closing statement as provided by the escrow holder shall also be provided by the escrow holder, which closing statement shall be approved by Seller and Purchaser.

9. ESTOPPEL CERTIFICATES: Not later than five (5) calendar days before close of escrow, Seller shall deliver to Purchaser an executed estoppel certificate in the form attached from the tenants representing a minimum of eighty percent (80%) of the square footage of the improvements, and Seller will provide its own estoppels from any missing tenant estoppel. Purchaser shall have three (3) calendar days after receipt of said tenants' and landlord's estoppels in which to disapprove, in writing, the estoppel certificate; which right may be exercised in Purchaser's reasonable discretion, but only if, the certificate(s) reflect a discrepancy materially affecting the economics of the transaction or a previously undisclosed material breach of the lease(s). Upon such disapproval, this Contract shall be immediately terminated. In the event that Purchaser terminates this Contract pursuant to these terms, Purchaser's deposit(s) shall, upon demand and without further agreement of Seller, be returned to Purchaser in full.







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10.     TITLE INSURANCE: The Policy of Title Insurance shall be a California
        Land Title Association (CLTA) Standard Coverage Policy with a liability not exceeding the total purchase price; provided the Purchaser may, at Purchase's option, elect (at Purchaser's own additional cost) an American Land Title Association (ALTA) Policy.

11.     COSTS AND FEES:

        A. Title Insurance: CLTA title insurance fees shall be paid by Seller, provided that if Purchaser elects an ALTA policy, then the cost difference between an ALTA policy and a CLTA policy shall be paid by Purchaser. Seller shall order and pay for a chain of title search and pay any personal property sales taxes applicable to the sale.
        B. Escrow Fees and Recording Costs shall be paid equally by Seller and Purchaser. C. Documentary transfer taxes required by any lawful authority shall be paid by Seller to Purchaser.

12. ASSUMPTION OF BONDS AND ASSESSMENTS: All bonds and assessments which are a lien as of the date of mutual execution of this Contract shall be assumed by Purchaser, to the extent that they are reflected on current tax bills as direct levies.

13. DUE DILIGENCE CONTINGENCY: Purchaser shall have a period of thirty (30) days from mutual execution of this Contract and the delivery of the items to be supplied by Seller under this Paragraph 13, in which to conduct its due diligence investigation of the information provided by Seller and of the Property (which period shall be considered the Due Diligence Period). At any time during the Due Diligence Period, Purchaser may elect to terminate this Contract in the sole and absolute discretion, by delivering written notice thereof to Seller.

        Not later than five (5) business days from the date of mutual execution of this Contract, Seller shall deliver to Purchaser the following listed items if existing. If Seller does not have in its possession any of the listed items, or if such item(s) does not exist or is not reasonably obtainable, then Seller shall so notify Purchaser in writing of its unavailability in lieu of production thereof:

        A. Any notes and/or security agreements which will or may affect or encumber the Property at close of escrow.

        B. All rental agreements, leases, and other written contracts or agreements which will or may affect the Property at close of escrow.

        C. All accounting ledgers and operating statements for the prior twelve
        (12) months to date of mutual execution of this Contract, including all property tax bills (paid or unpaid) for said period.

        D. Most recent operating expense invoices and/or billings.

        E. Any existing plat maps, surveys, certificates of occupancy, construction plans, tentative or final maps, and other like plans, maps or documentation concerning the Property that is currently existing and in Seller's possession.

        F. A form of Estoppel Certificate reasonably acceptable to Purchaser to be executed by the tenant(s) pursuant to paragraph 9 above.

        G. Any existing inspection reports, test results, soils and engineering reports, environmental assessments, Phase I or Phase II reports, or like documents or information in any form or nature currently existing and in Seller's possession, which reflect upon the condition of the Property including, without limitation, the existence or nonexistence of asbestos, PCB transformers, residential lead paint hazards, or other toxic, hazardous or contaminated substances or underground storage tanks in, on, or about the Property (all collectively referred to herein as "Reports").

        H. All contracts relating to the operation, maintenance, or management of the Property.

        I. True, complete and correct copies of all documents evidencing or securing the Loan.

        J. Copies of whatever documents Seller may have regarding the financial condition, business prospects or prospective continued occupancy of any tenant (including, but not limited to, financial statements, credit reports, etc.).

        K. All presently effective warranties or guaranties relating to the Property or any portion thereof.

        L. Reports of insurance carriers respecting the claims history of the Property. Copies of maintenance records for the Property for 1995, 1996 and year to date 1997 if available.

        M. A list of all Personal Property included within the Property.

        N. A copy of the Property budget for the current year.

        O. A current rent roll certified by the Seller to be accurate and complete in form and content reasonably satisfactory to Purchaser, and copies of all lease files.

        P. All licenses, permits, variances and other governmental authorizations relating to the use or occupancy of the Property, and copies of all building and improvement plans relating to the Property.

        Q. Annual statements of operations for the Property for 1995, 1996, and year to date 1997. Purchaser shall have the right to audit Seller's records for these periods.

        R. A current ALTA/ACSM survey of the Property if one is in existence.

14. PROPERTY INSPECTION: Purchaser shall have the right to inspect books and records concerning the Property including, but not limited to, records of income and expenses; and to conduct, at any time before the expiration of the Due Diligence Period as described above, at its sole cost and expense, inspections, tests, surveys, and other studies, for the purpose of identifying the existence in, on, or about the Property of asbestos, PCB transformers, other hazardous or contaminated substances, underground storage tanks, residential lead paint hazards, flooding issues, ADA, earthquake standards and other matters concerning any and all aspects of the Property. Seller hereby grants permission for Purchaser to talk with Seller's contractors, tenants, and governmental agencies regarding the Property. Contacts with tenants shall be in the presence of Seller's Property Manager. Seller shall allow Purchaser and Purchaser's agents the right to enter upon the Property at all reasonable times for the purpose of conducting such inspections, tests, surveys and studies; provided, however, that Purchaser shall protect, defend, indemnify and hold Seller harmless from and against any and all expenses and liabilities that may result from such inspections, and shall take no action which may result in the imposition of any liens against the Property. Any claim for indemnity shall be made within six
        (6) months from the date of said inspections, tests, surveys, or studies and Purchaser's indemnity shall be not to exceed Two Hundred Fifty Thousand Dollars ($250,000).















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15.     MATERIAL DAMAGE AND TAKING BY EMINENT DOMAIN: If the improvements on the
        Property are destroyed or materially damaged prior to the close of escrow, or if a material taking by eminent domain occurs prior to close of escrow, this Contract shall, at Purchaser's election, immediately terminate. In the event any damage or taking does not result in a termination of the Contract, Purchaser shall receive a credit toward the purchase price in an amount equal to the cost of any repairs which are not covered by insurance (due to deductible or otherwise), or the deficiency in any condemnation award. A destruction shall be considered material if the cost of repair or replacement without deduction for depreciation exceeds Two Hundred Thousand Dollars ($200,000) of the purchase price, provided that, if applicable building codes or other laws or regulations require work exceeding the repair or replacement of the actual damage, the cost shall be considered to include all the work. A taking by eminent domain is material if the diminution of market value exceeds Two hundred Thousand Dollars ($200,000) of the purchase price. This Contract shall be governed by the Uniform Vendor and Purchaser Risk Act, California Civil Code Section 1662 in effect at the date of this Contract to the extent said Act is not in conflict with express provisions of this Contract. If Purchaser elects to accept the Property in its then condition, all proceeds of insurance payable to Seller by reason of such damage shall be paid to Purchaser.

16. ATTORNEYS' FEES: In any litigation, arbitration or other legal proceeding which may arise between or among any of the parties hereto, including their Brokers or agents, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

17.     REPRESENTATIONS TO THE BEST OF SELLER'S ACTUAL KNOWLEDGE:

        A. To the best of Seller's actual knowledge, there is no suit, action or arbitration, proposed bond issuance, proposal for public improvement assessments; pay-back agreement, paving agreement, road expansion or improvement agreement, utility, use, or improvement moratorium; or legal, administrative, or other proceeding or governmental investigation or requirement, formal or informal, pending or threatened that affects the Property or which adversely affects Seller's ability to perform hereunder, or other change or expense upon or related to the Property which has not been disclosed to Purchaser in writing prior to the date of this contract. In addition, to the best of Seller's actual knowledge, there is no suit, action, arbitration, or other proceeding affecting or involving any tenant with respect to the Property.

        B. To the best of Seller's actual knowledge, there are no charges or other expenses upon or relating to the Property which have not been disclosed to Purchaser in writing other than those which are reflected in the items to be delivered to Purchaser during Purchaser's Due Diligence Period under paragraph 13 above.

        C. To the best of Seller's actual knowledge, there is no asbestos, PCB transformer, residential lead paint hazard, or other toxic, hazardous or contaminated waste or substance, as defined by applicable state, federal or local law, statute, ordinance or regulation, released upon or disposed of onto, stored, or otherwise held on, under or about the Property, and Seller has received no notice of any violation or claimed violation of any law, rule or regulation relating to such hazardous waste. To the best of Seller's knowledge there is no occurrence or condition on any other real property that could cause the Property or any part thereof to be classified as a "Border Zone Property" under the provisions of California Health and Safety Code Sections 225220, et seq., or any regulation adopted in accordance therewith. Seller's knowledge relies upon the Level I Environmental Assessment prepared by Lush Geosciences dated January 9, 1996.

        D. To the best of Seller's actual knowledge, there are no agreements with any taxing authority respecting the imposition or deferment of any taxes or assessments respecting the Property and Seller has no knowledge of any unrecorded taxes, assessments (special,l general or otherwise) or bonds of any nature affecting the Property, except as disclosed on the tax bill.

        E. To the best of Seller's actual knowledge, the Property and all components thereof (including, but not limited to, parking lots, electrical systems, roofs, heating, ventilating and air conditioning systems) are, and at close of escrow shall be, in good condition and working order and shall perform the work or function for which they were intended. To the best of Seller's actual knowledge the improvements, and all component parts thereof, were constructed in substantial conformance with the plans and specifications as well as documents approved by appropriate public officials and are free of material construction, design and/or structural defects.

        F. To the best of Seller's actual knowledge, Seller has not received, nor is aware of any notification from any building department, health department, or such other City, County or State authority having jurisdiction, requiring any work to be done on or affecting the Property. Seller agrees that in the event such notice is received by Seller prior to the close of escrow and Seller is unable to or elects not to perform the work required in said notice, at Seller's sole cost and expense, on or before the close of escrow, said notice shall be submitted to Purchaser for Purchaser's examination and approval. In the event such a notice is submitted to Purchaser, Purchaser shall have a period of five (5) calendar days from delivery in which to disapprove said notice and thereby elect to terminate this Contract. In the event that Purchaser terminates this Contract pursuant to these terms, Purchaser's deposit(s) shall, upon demand and without further agreement of Seller, be returned to Purchaser in full, and neither party shall have any further liability under this Contract.

        G. To the best of Seller's actual knowledge, the Property, building, and improvements thereon do not violate any applicable building, zoning, environmental or other statutes or regulations, and Seller is unaware of any material defect in the Property or improvements thereon.

        H. All documents delivered by Seller to Purchaser or made available to Purchaser for review, including without limitation the items described in Paragraph 17 of the Contract as supplemented hereby, are true and complete copies of all documents relating to the Property in Seller's possession or control. All of Seller's books, files and records related to the Property were made available to Purchaser for Purchaser's review at Seller's offices.

        I. At the closing, there will be no outstanding written or oral contracts made for any improvements to the Property (including without limitation tenant improvements), or for the offsite improvements related to the Property, which have not been fully completed and paid for, except as described herein or by Seller's files and records. Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the property prior to the close of escrow. (NOTE: LINE ON COPY UNINTELLIGIBLE)

        in connection with tenant improvements, remodeling and renovation and Seller shall cause to be discharged any and all such costs and obligations with respect to all Leases executed prior to Closing unless agreed otherwise between Seller and Purchaser. New leases entered into after the date hereof and before closing shall be agreed upon between Seller and Purchaser. The responsibility for commissions and tenant improvements for any such new leases will be the obligation of Purchaser.








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        J. The most current Rent Roll provided to Purchaser is a complete and accurate list of all Leases. There are no (1) free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions (collectively referred to as "Offsets"),
        (2) rights of first refusal or rights to purchase the Property, or (3) rights of termination, extension, cancellation or expansion, under any Lease except as specifically set forth on the most current Rent Roll. Seller has provided to Purchaser complete and accurate copies of all Leases. To the best of Seller's actual knowledge, there exists no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by Seller or any tenant under any Leases.

        K. Seller has provided to Purchaser complete and accurate copies of all contracts, bonds and other agreements affecting the Property. To the best of Seller's actual knowledge, there exists no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by Seller or any of the other parties to such contracts, bonds or agreements.

        L. There is no default or event which, with the giving of notice or passage of time would constitute a default under the loan ("Loan") secured by the Property from Ameritas Life Insurance Company ("Lender") to Seller, as "Borrowers". Seller has delivered to Purchaser true and complete copies of all documents evidencing or securing the Loan. Seller agrees to provide to the Lender all information necessary for the Lender to agree to the assignment of the Loan and the transfer of the Property, and agrees to execute such documentation as may be reasonably required by the Lender in connection with that assignment.

        All representations, warranties and covenants contained in this Contract or made in writing pursuant to this Contract are intended to and shall be deemed made as of the date of this Contract and again at the close of escrow and shall survive the execution and delivery of this Contract, the recording of the grant deed and the close of escrow.

18. LIQUIDATED DAMAGES: IF PURCHASER MATERIALLY BREACHES THIS CONTRACT, THE PARTIES AGREE THAT THE SUM OF ONE HUNDRED THOUSAND AND NO/100 ($100,000) DOLLARS WILL CONSTITUTE LIQUIDATED DAMAGES, WHICH SUM THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS CONTRACT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO PURCHASER THAT REASONABLY WOULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS CONTRACT WAS MADE.


        _______ Purchaser's initials                    _____ Seller's initials


19. FIRPTA: Seller shall execute and deliver to Purchaser at the Closing a Certificate of NonForeign Status, and a California Real Estate Withholding Exemption (Form 590) in form approved by Purchaser.

20. SPECIAL EARTHQUAKE STUDIES ZONE: To the best of Seller's knowledge and according to State of California - Department of Conservation-Division of Mines and Geology - Special Publication 42 - "Fault Rupture Hazard Zones", the Property ___ is [or] x is not situated in a Special Studies Zone as designated under the Alquist Priolo Special Earthquake Studies Zone Act, Sections 2621-2630, inclusive, of the California Public Resources Code, and Purchaser acknowledges that any such designation may impact Purchaser's intended use of the Property. Purchaser shall be solely responsible for confirming the above stated earthquake status of the Property and for investigation of the impact of such status on Purchaser's intended use of the Property.

21. FLOOD HAZARD AREA: To the best of Seller's knowledge and according to Flood Map Panel 060262-0205D Grid E-5 the Property __ is [or] x is not
                                                                     ---
        situated in a Special Flood Hazard Area. federal law requires that as a condition for obtaining federally related financing on most properties located in Special Flood Hazard Areas, banks, savings and loan associations, and some insurance lenders required flood insurance to be carried where the property, real or personal, is security for the loan; this requirement is mandated by the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973. The purpose of the program is to provide flood insurance to property owners at a reasonable cost. Cities or counties participating in the National Flood Insurance Program may have adopted building or zoning restrictions or other measures, as part of their participating in the Program. Purchaser acknowledges that such designation may impact Purchaser's intended use of the Property.

22. AMERICANS WITH DISABILITIES ACT (ADA): Neither Seller nor CB Commercial Real Estate Group, Inc. (hereinafter "Broker") makes any representations concerning the impact or applicability of the Americans with Disabilities Act (the ADA), a Federal law codified at 42 USC Section 12101 et seq. Purchaser acknowledges that the ADA requires owners of "Public accommodations" to remove barriers to access by disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Purchaser agrees that any modifications to the Property, structural or otherwise, required by the ADA shall be at the sole cost and responsibility of Purchaser.

23. BROKER COMMISSIONS: Seller agrees to pay and hereby irrevocably assigns to CB Commercial ("Broker") a commission equal to three and one-half (3.5%) percent of the gross purchase price as and for a commission for Broker's services rendered in effecting the sale. This commission is earned as of the close of escrow, and escrow holder is hereby irrevocably instructed to pay said commission to broker out of Seller's proceeds upon the close of escrow and through escrow. This instruction shall not be withdrawn or modified without Broker's written consent and Purchaser and Seller agree that broker is a third party beneficiary of the Contract with respect to such commission. Notwithstanding anything to the contrary contained herein, this commission agreement shall not supersede or waive any rights Broker may have under any listing agreement with Seller. Seller and Purchaser each warrant that they have dealt with no other real estate broker in connection with this transaction except CB Commercial Real Estate Group, Inc.

        In the event that any other broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the other party in defending against the same. the party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all liabilities and losses (including, without limitation, attorneys' fees) arising out of such claim. The provisions of this Section shall survive the termination of this Agreement.






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24.     INTEGRATION; COUNTERPARTS; TELECOPIED SIGNATURES: This Contract shall constitute the entire Real Estate Purchase Contract between Purchaser and Seller and supersedes any and all agreements between the parties hereto regarding the subject Property. This Contract may be executed in counterpart, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, the parties hereto agree that a telecopied signature shall be deemed to constitute an original signature evidencing the signing party's offer or acceptance; provided, however, that each party shall thereafter sign a sufficient number of originals of this Contract, in duplicate, so that each party shall be provided a fully executed original of this Contract. The telecopied signature(s) shall be retained as a part of the Contract in order to establish conclusively the date of mutual execution and commencement of the Due Diligence Period. The undersigned intends to be bound by its signature on the telecopied document is aware that parties will rely on the telecopied signature and hereby waives any defenses to the enforcement of the terms of this Contract based on the transmission of signature by telecopy.

25. PURCHASER'S CONDITIONS TO CLOSING: At least three (3) business days prior to closing, Seller shall execute, where appropriate acknowledge and deliver into escrow for recording and/or delivery to Purchaser as appropriate at the close of escrow a grant deed, a bill of sale, an assignment of intangible property, an assignment of leases and a certificate of non-foreign status (collectively the "Closing Documents"). Purchaser shall also execute and deliver to Seller, through escrow at the closing, the assignment of intangible property and assignment of leases. The form of the Closing Documents shall be prepared by Purchaser and approved by Seller during the Due Diligence Period. In addition, the following are conditions precedent to Purchaser's obligation to purchase the Property. In the event any condition precedent is not satisfied, Purchaser may, in its sole and absolute discretion, terminate this Contract, whereupon escrow holder is hereby irrevocably instructed to return to Purchaser all funds previously deposited, and the parties shall have any further rights or obligations to each other.

        A. The issuance by the Title Company to the Purchaser of an ALTA Extended Coverage Owner's Policy of Title Insurance (Form B, revised 10/17/70, with Endorsement Form 1 Coverage) in the amount of the Purchase Price insuring fee simple title to the Property in Purchaser, subject only to such exceptions as Purchaser shall have approved, and containing such endorsements as Purchaser may specify pursuant to
        Section 7 of the Contract.

        B. At least three (3) and no more than five (5) business days prior to closing, Seller shall provide (and Seller hereby covenants to provide) to Purchaser an updated Rent Roll which updated Rent Roll must not indicate any material adverse change from the Rent Roll last approved by Purchaser, and Purchaser shall have performed a closing audit which confirms the updated Rent Roll. Seller shall certify the Rent Roll as true and complete and shall identify any events which with the passage of time and/or the giving of notice would constitute a tenant default.

        C. Seller shall have terminated prior to the closing, at no cost or expense to Purchaser, any and all contracts affecting the Property that are not approved by Purchaser.

        D. In Purchaser's reasonable determination, there shall have been no material adverse change in or to the Property or the information or items reviewed and approved by Purchaser during the Due Diligence Period.

        E. Receipt by Purchaser of a certificate from the California Secretary of State indicating that, as of the closing, there are no filings against Seller or any of the Personal Property under the California Uniform Commercial Code which would be a lien on any of the Personal property following the closing.

        F. Receipt by Purchaser of (i) a Beneficiary Statement from Lender; (ii) an estoppel from Lender confirming that no default exists under the loan; (iii) a Loan assignment and assumption agreement in form and content reasonably satisfactory to Purchaser.

26. ACKNOWLEDGEMENT OF RECEIPT: By execution hereof, each signing party acknowledges receipt of a copy of this Contract.

27. WARRANTY OF AUTHORITY: By execution hereof, each signatory hereto warrants that he/she has the authority to do so and to bind the party on whose behalf he or she has executed this Contract.

28. ACCEPTANCE: By execution hereof, each party approves and accepts the terms of the foregoing Contract and agrees to the transaction described herein.

29. ACCEPTANCE DEADLINE: Unless both Purchaser and Seller accept this offer to purchase the subject Property by mutual execution and delivery of this Contract to the other on or before 5 PM on October 14, 1997, this offer shall become null and void, and any deposit made herewith shall be immediately returned to Purchaser.

30. RELEASE OF LIENS: Anything contained herein to the contrary notwithstanding, and notwithstanding any approval or consent by Purchaser hereunder, Seller shall cause all mortgages, deeds of trust and other monetary encumbrances, with the exception of the Deed of Trust, Security Contracts, and Assignment of Rents in favor of Ameritas Life Insurance Company including without limitation all mechanics' liens, to be released and reconveyed from the Property on or prior to the close of escrow.

31. PRORATIONS: The following are to be apportioned as of the close of escrow, with Purchaser receiving credit for the entire day of the closing, as follows:

        A. Rent. Rent under the Leases shall be apportioned as of the close of escrow for the current month, regardless of whether or not such rent has been received by Seller. With respect to any rent arrearages arising under the Leases, after closing, Purchaser shall pay to Seller any rent actually collected which is applicable to the period preceding the close of escrow; provided, however, that all rent collected by Purchaser shall be applied first to all unpaid rent accruing after the close of escrow, and then to unpaid rent accruing prior to the close of escrow. Purchaser shall not be obligated to take any steps to recover any rent arrearages. Seller shall take no steps to attempt to collect any delinquent rent following the closing.

        B. LEASING COSTS. Seller shall pay as of the closing of all leasing commission and tenant improvement costs. If any, in connection with any Lease executed on or before the date of this contract that are or will become due and payable as of the closing. Purchaser shall be entitled to a credit against the Purchase Price of any such unpaid commissions or costs due after the closing but incurred in connection with any lease executed on or before the date of this contract.

        C. SECURITY DEPOSITS. Purchaser shall be entitled to a credit against the Purchase Price for the total sum of all security and other deposits paid to Seller by tenants under any Leases, and any interest earned thereon which by law or the terms of the Leases could be required to be refunded to tenants.

        D. FREE RENT, ABATEMENTS OR OTHER UNEXPIRED CONCESSIONS. Purchaser shall be entitled to a credit against the Purchase Price for any free rent, abatements, or other unexpired concessions under any Leases to the extent they apply to any period after the closing.

        E. UTILITY CHARGES. Seller shall use its best efforts to cause all the utility meters to be read on the close of escrow, and will be responsible for the cost of all utilities used prior to the close of escrow, except to the extent such utility charges are billed to and paid by tenants directly.

        F. REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. General real estate taxes payable for the fiscal year in which the closing occurs shall be prorated between Seller and Purchaser as of the close of escrow by the Escrow Holder. Seller shall pay on or before closing the full amount of any bonds or assessments against the Property that are not included in the yearly tax bills including interest payable therewith, including any bonds or assessments that may be payable after the close of escrow as a result of or in relation to the construction or operation of any improvements or any public improvements that took place or for which any assessment was levied prior to the close of escrow which levies are not included in the yearly tax bills as direct levies. Purchaser shall be responsible for the payment of any bonds or assessments that are included in the yearly tax bills or incurred after the close of escrow that are not subject to the immediately preceding sentence.

        G. OTHER APPORTIONMENTS. Amounts payable under the Assigned Agreements, annual or periodic permit and/or inspection feed (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses, amounts payable under the Loan, and other recurring costs shall be apportioned as of the close of escrow.

        H. PRELIMINARY CLOSING STATEMENTS. Seller and Purchaser shall jointly prepare and approved a preliminary Closing Statement on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Escrow Holder prior to closing.

        I. POST-CLOSING RECONCILIATION. If any of the aforesaid prorations cannot be definitely calculated on the close of escrow, then they shall be estimated at the closing and definitely calculated as soon after the close of escrow as feasible. As soon as the necessary information is available, Purchaser and Seller shall conduct a post-closing audit to determine the accuracy of all prorations made to the Purchase Price (the "Post-Closing Audit"). Either party owing the other party a sum of money based on such subsequent proration(s) or the Post-Closing Audit shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent of the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the close of escrow to the date of payment if payment is not made with ten (10) days after delivery of a bill therefor.

        J. EXISTING LOAN. Seller shall pay as of Closing all amounts under the Existing Loan that have accrued on or prior to the Closing Date. Purchaser shall pay all amounts under the Existing Loan, and any costs of assuming the Existing Loan, accruing after the Closing Date.

32.     INDEMNITY:

        A. Seller shall hold harmless, indemnify and defend Purchase, its successors and assigns and their respective agents, employees, officers and directors, and the Property form and against any and all liability, claims, demands, damages, and costs (including, without limitation, attorneys' fees and expenses), whether direct, contingent or nonconsequential, and no matter how arising ("Liabilities"), in any way
        (i) related to the Property and arising or occurring prior to the close of escrow; (ii) related to or arising from any act, conduct, omission, contract or commitment of Seller, or (iii) resulting from any material breach of representation or warranty by Seller or resulting from any material breach or default by Seller under this Contract.

        B. Except for Liabilities arising directly or indirectly from a breach of any of Seller's representations or warranties, or which shall have arisen out of any of Seller's representations or warranties, or which shall have arisen out of any aspect of the Property, its management or operations with respect to the period prior to the close of escrow, Purchaser shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers, directors and partners, from and against any and all liabilities in any way (i) related to the Property and arising or occurring after the close of escrow and during such time as the Purchaser owns or has any interest in the Property; (ii) related to or arising from any act, conduct, omission, contract or commitment of Purchaser; or (iii) resulting from any material breach of representation or warranty by Purchaser or resulting from any material breach or default by Purchaser under this Contract.

33. MAINTENANCE OF THE PROPERTY AND PROPERTY PERSONNEL: Between the date of this Contract and the close of escrow, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be performed by the landlord under the terms of any Lease, and shall make all repairs, maintenance and replacements of the Property and otherwise operate the Property in the same manner as before the making of this Contract, as if Seller were retaining the Property. After full execution of this Contract and until the close of escrow, Seller shall maintain all existing personnel on the Property in their current employment positions at not less than their current rate of compensation. Without limiting the effectiveness of the foregoing provision or the other provision of this Contract with respect to such contacts, unless Purchaser specifically provides Seller with "written notice to the contrary" (as hereinafter defined), Purchaser shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, at the close of escrow, Seller shall cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Purchaser and remove all employees and management personnel from the Property. Purchaser's "written notice to the contrary" pursuant hereto shall be made only by delivery to Seller of a copy of a written agreement, lease or letter of employment with or to such employee and/or management agent executed by Purchaser.

34. LEASING; PURCHASER'S CONSENT TO NEW CONTRACTS AFFECTING THE PROPERTY; TERMINATION OF EXISTING CONTRACTS: Seller shall use commercially reasonable efforts until closing to lease any vacant space, or space becoming vacant, in the Property. Seller shall not, after the date of this Contract enter into any lease (other than a lease in accordance with the immediately preceding sentence) or contract affecting the Property, or any amendment thereof, or permit any tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive, compromise or settle any rights of Seller under any contract or Lease, or agree to return any security deposit, or modify, amend, or terminate any Assigned Contract, without in each case obtaining Purchaser's prior written consent thereto which consent shall not be unreasonably withheld or delayed. Seller shall terminate prior to the closing, at no cost or expense to Purchaser, any and all agreements and contracts affecting the Property that are not Assigned Contracts.

35. INSURANCE. Through the close of escrow, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense:

        A. The existing policy or policies of insurance now covering the Property.

        B. A policy or policies of workers' compensation and employers' liability insurance, commercial general liability insurance, and automobile liability insurance, each in the amount and form maintained by Seller prior to the date of this Contract.

36. MARKETING. After the end of the Due Diligence Period Seller agrees not to market or show the Property to, or solicit offers from, any other prospective purchasers during the remaining term of this Contract.

37. PUBLICITY AND CONFIDENTIALITY: Seller agrees that the terms of the transaction contemplated by this Contract, the identity of the Purchaser and all information made available by Purchaser to Seller or in any way relating to the Purchaser's interest in this transaction, shall be maintained in strict confidence and no disclosure of such information will be made by Seller, whether or not the transaction contemplated by this Contract shall close, except to such attorneys, accountants, investment advisors, lenders, and others as are reasonably required to evaluate and consummate that transaction.

38. ATTORNEYS' FEES: In the event a dispute arises concerning the performance, meaning or interpretation of any provisions of this Contract, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit on this Contract shall be entitled to its attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Contract into any judgment on this Contract.


CB COMMERCIAL REAL ESTATE GROUP, INC.  SELLER:  JPI XI, L.P.,
LICENSED REAL ESTATE BROKER            A CALIFORNIA LIMITED PARTNERSHIP
555 Capitol Mall, Suite 100
Sacramento, CA 95814                   By:  JACKSON PROPERTIES, INC.
(916) 446-8274/phone
(916) 446-8708/fax                     By
                                         --------------------------------------
                                         John M. Jackson, Jr., President

By
  -----------------------------        Title: Managing General  Partner
  Bill Palmer                                ----------------------------------

                                       Date:  10-30-97
                                            -----------------------------------

                                       Address:  5665 Power Inn Road, #140
                                                 Sacramento, CA 95824
                                                 Phone #: (916) 381-8113
                                                 Fax #: (916) 381-3153


                                       PURCHASER: PACIFIC GULF PROPERTIES INC.


                                       By
                                         --------------------------------------

                                       Print Name:
                                                  -----------------------------

                                       Title:
                                             ----------------------------------

                                       By:
                                          -------------------------------------

                                       Print Name:
                                                  -----------------------------

                                       Title:
                                             ----------------------------------

                                       Date:
                                            -----------------------------------

                                       Address: 4220 Von Karman Boulevard,
                                                2nd Floor
                                                Newport Beach, CA 92660

                                       Phone #:  (714) 223-5000
                                       Fax   #:  (714) 223-5033

CONSULT YOUR ADVISORS. It is recommended that both Purchaser and Seller consult with their respective advisors. This document has been prepared for approval by your attorney, and no representation is made by CB Commercial Real Estate Group, Inc. as to the legal sufficiency or tax consequences of this document, or the transaction to which it relates. In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous materials and underground storage tanks. No representation is made by CB Commercial Real Estate Group[, Inc. or its agents or employees, as to the legal effect, interpretation, or economic consequences of the National Flood Insurance Program, Alquist- Priolo Special Studies Zone Act, California Public Resources code, Americans with Disabilities Act, or related legislation. THESE ARE QUESTIONS YOU SHOULD ADDRESS WITH YOUR LENDER, ATTORNEY, ACCOUNTANT, ADVISORS, ENGINEERS, AND OTHER QUALIFIED PROFESSIONALS.














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